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                                                                      EXHIBIT 99

For Immediate Release
Tuesday, September 19, 2000


                FNB CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE
                PEARISBURG AND WYTHEVILLE FIRST UNION BRANCHES


FNB Corporation (NASDAQ: FNBP), parent company of First National Bank, headquartered in Christiansburg, Virginia, announced today that it had reached an agreement to purchase the First Union National Bank branches located in Pearisburg and Wytheville, Virginia. As of June 30, 2000, these branches held a combined total of approximately $85 million in deposits.

This is FNB Corporation's third expansion announcement this quarter. On July 11 and August 8, 2000, respectively, FNB announced agreements to acquire CNB Holdings, Inc. ("CNB") of Pulaski, Virginia, and SWVA Bancshares, Inc. ("SWVA") of Roanoke, Virginia.

As a result of its recent expansion activity, FNB Corporation will become the largest depository institution in Montgomery and Pulaski counties. Its assets should approximate $725 million, following the closing of all three transactions in process. The Pearisburg and Wytheville branch acquisition is expected to close late in the first quarter of 2001, and is subject to customary regulatory approval. First National intends to retain all employees associated with the purchased offices.

Kendall O. Clay and J. Daniel Hardy, Jr., FNB Corporation's Chairman of the Board and President/CEO, said of this most recent acquisition, "The addition of two new branches in Pearisburg and Wytheville will further strengthen our position as the leading independent community bank in the New River and Mountain Empire markets of Southwest Virginia. We are especially excited about our entrance into Giles County, and the opportunity to extend to that community the exceptional customer service and innovative financial products First National Bank has to offer."
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For more information contact:

J. Daniel Hardy, Jr.          Peter A. Seitz
President and CEO             EVP and General Counsel
FNB Corporation               FNB Corporation
(540) 382-6041                (540) 381-6700